Company Contact:

BioSphere Medical, Inc.

Robert M. Palladino

Executive Vice President

and Chief Financial Officer

781-681-7925

BIOSPHERE MEDICAL™ REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Consolidated Revenue Up 4%; Net Loss Decreased 28% from Prior Year period

ROCKLAND, Mass. – April 29, 2004 – BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that is pioneering the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by occluding their blood supply, today reported its financial results for the first quarter ended March 31, 2004.

Highlights

•	The American College of Obstetricians and Gynecologists (ACOG) issued a revised committee opinion that, for the first time, conditionally supports Uterine Fibroid Embolization (UFE)

•	The Society of Interventional Radiology (SIR) annual conference featured 36 separate presentations on UFE and 7 on liver embolization; many featuring Embosphere Microspheres both in comparative studies and as an embolic material preference

•	Worldwide product revenue in the first quarter increased 4% from corresponding period of prior year

•	Net loss in the quarter decreased 28% to $1.56 million ($0.11 loss per basic and diluted share) from $2.18 million ($0.16 loss per basic and diluted share) from the corresponding prior year

Review of Financial Results

For the first quarter of 2004, BioSphere Medical reported consolidated revenues of $3.18 million, an increase of approximately 4% compared with consolidated revenues of $3.05 million in the corresponding 2003 period. The company reported a consolidated net loss of $1.56 million, or ($0.11) per basic and diluted share, for the first quarter of 2004. This compares with a consolidated net loss of $2.18 million, or ($0.16) per basic and diluted share, for the first quarter of 2003. Cash, cash equivalents and marketable securities were $6.19 million as of March 31, 2004.

Management Comments on Progress

Commenting on the Company’s results, Paul A. Looney, BioSphere Medical’s Chairman, CEO and President stated, “We believe that the growth of the UFE procedures will primarily involve changing physician habits and referral patterns. Our strategy is to encourage collaboration between gynecologists and interventional radiologists by educating providers about the benefits of UFE over traditional surgical treatments. In February 2004, the gynecologist community favorably responded to our efforts through its practice committee, the American College of Obstetricians and Gynecologists, issuing a revised committee opinion that UFE is effective and strongly recommending physician collaboration.”

Mr. Looney continued, “We remain confident in our ability to grow the UFE procedure awareness among patients and referring physicians that may provide an alternative to those 5 million women who are symptomatic from uterine fibroids. We have identified and invested in key programs that we believe will grow procedures in this developing market and technology.”

The Company will host its quarterly conference call today at 11 A.M. ET. The number to dial into the teleconference is (719) 867-0640. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site: www.biospheremed.com. A replay of the teleconference will be available from 2:30 P.M. (ET) today, April 29, 2004 until 12:00 A.M. (ET) on May 6th, 2004. The dial-in number is: (719) 457-0820. The Access Code is 468899; or by accessing the investor section of our company website at www.biospheremed.com.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying our proprietary microsphere technology to medical applications using embolotherapy techniques. Our core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. Our principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. Our products have already gained wide acceptance in this rapidly emerging procedure as well as in a number of other, new and established medical treatments. Our strategy is two fold. First, we are seeking to grow the embolotherapy business world-wide, specifically the UFE procedure, by increasing awareness of availability of this procedure. Second, we are seeking to maintain our current technology leadership by the continuous introduction of new products and product improvements, both through internally developed and externally acquired technologies, that improve and broaden the use of embolotherapy techniques.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements – This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the company’s expectations that it will successfully market and sell its products. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should’” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its microsphere products for uterine fibroid embolization, targeted liver embolization and other applications; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds to finance the development, marketing, and sales of its products; and general economic conditions. These risk factors are further described in the section titled “Certain Factors That May Affect Future Operations” in the Company’s Current report on Form 10-K for the year ended December 31, 2003, as filed by the Company with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

Financial Tables Follow

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BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

As of March 31, 2004 and December 31, 2003

(in thousands, unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$6,188	$7,575
Accounts receivable, net	2,309	2,534
Inventories, net	3,290	3,496
Prepaid and other current assets	725	405
Property and equipment, net	1,383	1,497
Goodwill, net	1,443	1,443
Other assets	53	52

Total assets	$15,391	$17,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,783	$3,157
Debt and capital lease obligations	435	320
Stockholders’ equity	12,173	13,525

Total liabilities and stockholders’ equity	$15,391	$17,002

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2004 and 2003

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2004	2003
Product revenues	$3,180	$3,050

Costs and expenses:
Cost of product revenues	1,562	1,027
Research and development	589	706
Sales	1,224	1,424
Marketing	463	1,289
General and administrative	805	906

Total costs and expenses	4,643	5,352

Loss from operations	(1,463)	(2,302)
Other income and expenses, net	(93)	126

Net loss	$(1,556)	$(2,176)

Net loss per common share
Basic and diluted	$(0.11)	$(0.16)

Weighted average common shares outstanding
Basic and diluted	13,976	13,226